Repros Therapeutics Inc.

Consulting Agreement

Repros Therapeutics Inc., a Delaware corporation (the “Company”), and the undersigned consultant whose name and address appear below (“Consultant”) hereby agree as follows:

1.           Consulting Services.  Consultant is hereby engaged by the Company as an independent contractor, and not as an employee, to carry out the project(s) specified in the Description of Work attached hereto as Exhibit A, on the terms and conditions set forth in such Description of Work.

2.           Term. This Agreement shall commence on the Start Date specified on the Description of Work attached hereto as Exhibit A and continue until the Completion Date specified therein, unless earlier terminated by the Company or Consultant.  This Agreement may be terminated by Consultant or Company, with or without “cause” (as defined below), by giving 15 days’ advance written notice thereof to the other party hereto.  In addition, this Agreement may be terminated by the Company immediately for “cause.”  For purposes of this Agreement, “cause” shall be deemed to exist for termination of this Agreement by the Company in the event (i) Consultant is not performing in compliance with the Description of Work, (ii) Consultant has engaged in personal conduct which (in the good faith determination of the Company) would materially injure the goodwill or reputation of the Company or otherwise materially adversely affect the interests of the Company or (iii) of any breach by Consultant of the obligations contained in this Agreement or any other agreement between the Company and Consultant.

In the event of any termination of this Agreement prior to completion of the term of this Agreement pursuant to the foregoing provisions (whether with or without “cause”), the Company’s sole liability thereupon will be to pay Consultant any unpaid balance due for work performed up to and including the date of termination, if applicable.

3.           Independent Contractor.  It is agreed that Consultant’s services are made available to the Company on the basis that Consultant will retain Consultant’s individual professional status and that Consultant’s relationship with the Company is that of an independent consultant and not that of an employee.  Consultant will not be eligible for any employee benefits, nor will the Company make deductions from its fees to Consultant for taxes, insurance, bonds or any other subscription of any kind.  Consultant will use Consultant’s own discretion in performing the tasks assigned, within the scope of work specified by the Company.  Consultant agrees to indemnify and hold the Company harmless from and against any claim made by any third party against the Company based in whole or in part upon any action by Consultant or any of Consultant’s employees, associates, consultants, agents, representatives, assignees or successors in interest (collectively, “Consultant’s Associates”), which occurs pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement.

Consulting Agreement

4.           Confidential Information.  Consultant agrees that Consultant, and all of Consultant’s Associates, shall keep in strictest confidence all information relating to the products, programs, algorithms, designs, trade secrets, secret processes, customers and markets of the Company and all other confidential knowledge, data and information related to the business or affairs of the Company (collectively, “Confidential Information”) that may be acquired pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement.  During and after the term of this Agreement, neither Consultant nor any of Consultant’s Associates will, without the prior written consent of an officer of the Company, publish, communicate, disclose or use for any purpose any of such Confidential Information.  Upon termination of this Agreement, Consultant will return to the Company all records, data, notes, reports, printouts, sketches, material, equipment and other documents or property, and all reproductions of any of the foregoing, furnished by the Company or developed or prepared pursuant to the relationship hereunder.

Notwithstanding the foregoing, it is agreed that Confidential Information shall not include any (i) information which is or becomes through no fault of Consultant or any of Consultant’s Associates generally known to the public, and (ii) Consultant’s and Consultant’s Associates’ skill, knowledge, know-how and experience.

5.           Assignment of Intellectual Property.  Consultant agrees to transfer and assign and hereby does transfer and assign to the Company the entire right, title and interest for the entire world in and to all data, software, designs, models, algorithms, writings, drawings, notebooks, documents, photographs, inventions and discoveries (collectively, “Inventions”) made or conceived or reduced to practice by Consultant or any of Consultant’s Associates, (i) in the course of accomplishing the work described on the Description of Work attached as Exhibit A hereto, (ii) in the course of accomplishing other work performed pursuant to the relationship established by this Agreement, or (iii) with the use of materials or facilities of the Company.

Consultant agrees that Consultant and each of Consultant’s Associates will sign, execute and acknowledge, or cause to be signed, executed and acknowledged, at the expense of the Company, any and all documents, and will perform any and all acts, as may be necessary, useful or convenient for the purpose of securing to the Company or its nominee patent, trademark or copyright protection throughout the world upon all such Inventions.  At the request of the Company, Consultant will have each of Consultant’s Associates with access to Confidential Information of the Company or who performs work pursuant to this Agreement to sign an agreement in form substantially identical to this Agreement.

6.           License Rights.  In the event that Consultant recommends to the Company that the Company make use of devices and/or processes covered by patents and/or patent applications which Consultant may own or control, Consultant will then so inform the Company, and in the event that the Company shall follow Consultant’s recommendation and Consultant has the right to grant a license under such patents and/or patent applications, then Consultant will grant to the Company a license on reasonable terms which are no less favorable than those granted by Consultant to any other licensee.

Consulting Agreement

7.           Representations and Warranties.

(a)           Representations of Consultant.  Consultant represents and warrants to the Company that (i) this Agreement is a valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, and (ii) his execution and delivery of, and performance of his services and other obligations under, this Agreement will not result in the breach or violation of applicable law or any agreement to which he is a party.

(b)           Representations of the Company.  The Company represents and warrants to Consultant that (i) this Agreement has been duly and validly authorized by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (ii) its execution and delivery of, and performance of its obligations under, this Agreement will not result in the breach or violation of applicable law or any agreement to which it is a party.

8.           Miscellaneous.

(a)          Effective Date.  This Agreement shall be effective as of the effective date specified below, and it is expressly agreed to by Consultant and the Company that all the provisions hereof shall apply as if this Agreement had been entered into on such date.

(b)          Survival of Terms.  The provisions of paragraphs 4, 5 and 6 hereof shall survive termination of this Agreement.

(c)          Successors and Assigns.  This Agreement may not be assigned by Consultant without the written consent of the Company.  This Agreement shall be binding on all of Consultant’s Associates, all of Consultant’s heirs, executors, administrators and legal representatives, and all of Consultant’s successors in interest and assigns, and shall be for the benefit of the Company, its successors and its assigns.

(d)          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as they apply to contracts entered into and wholly to be performed in Texas.

(e)          Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(f)          Amendment.  Neither this Agreement nor the Description of Work may be amended except by a written agreement modifying the appropriate document duly executed by Consultant and an officer of the Company.

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(g)           Entire Agreement.  This Agreement, together with the Description of Work attached hereto and any other confidentiality agreement previously or subsequently entered into by the Company and Consultant, constitutes the sole and complete agreement of the parties with respect to the matters included herein, and supersedes any previous oral or written agreement, if any, relating to the subject matters included herein.

(h)           No Conflict.  Consultant represents and warrants that this Agreement does not conflict with any other agreement or term of employment applicable to or binding upon the Consultant as of the date hereof and that Consultant will promptly notify the Company in the event that any such conflict does arise during the term hereof.

(i)           Construction.  Each party to this Agreement has had the opportunity to review this Agreement with legal counsel.  This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

This Agreement is executed on the date set forth below, and shall be effective as of the date specified.

CONSULTANT:		COMPANY:

/s/ Kathi Anderson		/s/ Joseph S. Podolski
(Signature)		(Signature)

Name: Kathi Anderson		Name: Joseph S. Podolski

Chief Executive Officer

Date:	10/30/2009	Date:	10/30/2009

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EXHIBIT A

Repros Therapeutics Inc.

Description of Work
(Consulting Agreement Dated October 1, 2009)

1.
DETAILED DESCRIPTION OF WORK:  To perform all functions as Chief Accounting Officer including but not limited to assisting on the preparation of quarterly and annual financial statements for reporting purposes, and signing as Chief Accounting Officer on behalf of Repros.  Consultant shall report to the Chief Executive Officer of the Company and perform such other tasks as are requested of her by the CEO from time to time that are consistent with such position.  Such efforts shall be on a part time basis, but no less than 24 hours per week.  It is understood that consultant may maintain other clients as part of her consulting business and this does not present a conflict of interest related to the duties to be performed for Repros Therapeutics Inc. as the consultant is governed under the Rules of Professional Conduct administered by the Texas State Board of Public Accountancy.

2.
START DATE:  October 1, 2009, provided for sake of clarity that Consultant’s appointment as Chief Accounting Officer shall become effective upon the filing of the Form 10Q for the Third Quarter of 2009.

COMPLETION DATE: Either party may terminate the Agreement on written notice to the other party.

3.	PERSON (S) WHO ARE TO PERFORM THE WORK: Kathi Anderson

4.	AUTHORIZED REPRESENTATIVE OF THE COMPANY: Joseph Podolski

PAYMENT:  $10,500 per month billed semimonthly

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